Exhibit 99.1

Alaunos Therapeutics to Present Data Highlighting its hunTR™ TCR Discovery

Platform at the Society for Immunotherapy of Cancer 2022 Annual Meeting

•	Data supports high-throughput screening process to identify neoantigen-reactive TCRs

•	Exclusive ownership of discovered KRAS mutation-reactive TCRs

•	hunTR enables expansion of the Company’s hotspot mutation targeted TCR library

HOUSTON, November 7, 2022 – Alaunos Therapeutics, Inc. (“Alaunos” or the “Company”) (Nasdaq: TCRT), a clinical-stage oncology-focused cell therapy company today announced a poster presentation highlighting the potential of the Company’s human neoantigen T-cell receptor platform (hunTR) to expand its TCR Library. The data will be presented at the Society for Immunotherapy of Cancer’s (SITC) 37th Annual Meeting in Boston, Massachusetts from November 8-12, 2022.

“We are excited to present data demonstrating the ability of our proprietary hunTR platform to rapidly identify and validate neoantigen-reactive TCRs,” commented Drew Deniger, Ph.D., Vice President, Research & Development. “By leveraging hunTR, our aim is to efficiently expand our TCR-T Library Phase 1/2 program with new, proprietary TCRs. This will enable us to broaden the pool of eligible patients who could benefit from our non-viral TCR-T cell therapies. We look forward to expanding our application of hunTR™ for additional shared KRAS, TP53, and EGFR mutations and rapidly take novel TCR candidates from the lab through to clinical translation.”

Details for the presentation are as follows:

Title: hunTR™: a hyperplex platform for the discovery of neoantigen-reactive T-cell receptors

Presenter: Guowei Gu, PhD, PharmD, Sr. Scientist, Translational Sciences, Alaunos Therapeutics

Date/Time: Thursday, November 10, 2022, 10:40am – 1:10pm ET and 7:30pm – 9:00 pm ET

Location: Boston Convention & Exhibition Center, Hall C

Abstract Number: 227

hunTR is a high-throughput screening process that uses state-of-the-art bioinformatics and next generation sequencing to interrogate and deconvolute thousands of single T cells simultaneously. In the study, Alaunos evaluated ~525,000 TCR+HLA+neoantigen combinations in nine patients across colorectal, endometrial and breast cancers. All patients screened had at least one detectable neoantigen-reactive TCR, including one shared KRAS-Q61H mutation and 21 personal mutations. Of these, 78% were restricted by HLA Class II while 22% were restricted by HLA Class I. A median reactive hit rate of 13% was achieved per patient with an average of three unique neoantigen specificities. In subsequent patients screened only for KRAS mutations, multiple patients had TCRs reactive to KRAS-G12V, further demonstrating the ability of hunTR to discover exclusively owned hotspot mutation-reactive TCRs that could be added to the clinical library. The Company plans to continue to expand the application of hunTR to screen for additional shared KRAS, TP53, and EGFR mutations to rapidly advance new TCR library candidates from the lab through to clinical translation. In addition, hunTR may be suitable for personalized TCR-T therapies, enabling mutation-targeted cell therapy for most solid tumor cancers.

About Alaunos Therapeutics

Alaunos is a clinical-stage oncology-focused cell therapy company, focused on developing T-cell receptor (TCR) therapies based on its proprietary, non-viral Sleeping Beauty gene transfer technology and its TCR library targeting shared tumor-specific hotspot mutations in key oncogenic genes including KRAS, TP53 and EGFR. The Company has a clinical and strategic collaboration with the National Cancer Institute. For more information, please visit www.alaunos.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts, and in some cases can be identified by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” “believes” or other words or terms of similar meaning. These statements include, but are not limited to, statements regarding the Company’s business and strategic plans, the anticipated outcome of preclinical and clinical studies by the Company or its third-party collaborators, the Company’s manufacturing capabilities and the timing of the Company’s research and development programs, including the expected timeline for enrolling and dosing patients and the timing and forums for announcing data from the Company’s clinical trials. Although the management team of Alaunos believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Alaunos, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, among other things, changes in the Company’s operating plans that may impact its cash expenditures; the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Alaunos’ product candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indication; the strength and enforceability of Alaunos’ intellectual property rights; and competition from other pharmaceutical and biotechnology companies as well as risk factors discussed or identified in the public filings with the Securities and Exchange Commission made by Alaunos, including those risks and uncertainties listed in the most recent periodic report filed by Alaunos with the Securities and Exchange Commission. Alaunos is providing this information as of the date of this press release, and Alaunos does not undertake any obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.

Investor Relations Contact:

Alex Lobo

Stern Investor Relations

Alex.lobo@sternir.com